Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made on this 5th day of August, 2005, by and between CARAUSTAR INDUSTRIES, INC., a North Carolina corporation (“Caraustar”), and Tom Brown, a resident of the State of Georgia (“Consultant”).

BACKGROUND STATEMENT

Caraustar is a recycled paper manufacturer, serving the four principal recycled paperboard product markets: tubes, cores, and cans; folding cartons and custom packaging; gypsum wallboard facing paper; and specialty paperboard products. Consultant has experience which is of significant value to Caraustar. Accordingly, Caraustar desires to retain the services of Consultant, and Consultant desires to serve as a consultant for Caraustar, on the terms and subject to the conditions set forth in this Agreement.

STATEMENT OF AGREEMENT

In consideration of the mutual premises and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services and Obligations.

(a) During the term of this Agreement, Consultant will serve as an independent contractor for Caraustar and shall render his advice and counsel on matters as directed by Caraustar’s President and Chief Executive Officer and as agreed to by the consultant. Such Services shall consist of one week per month, for which Consultant shall be paid pursuant to Section 2, herein.

(b) Consultant acknowledges and agrees that Consultant will be performing hereunder as an independent contractor. Nothing contained in this Agreement shall be deemed to constitute Consultant as an employee, agent or representative of Caraustar, and Consultant shall not be entitled by virtue of this Agreement to any benefits afforded generally to employees of Caraustar. This Agreement is not intended to create a partnership or joint venture between Consultant and Caraustar, and Consultant shall not have the authority to incur any obligations, contractual or otherwise, on behalf of Caraustar.

(c) While performing the Services, Consultant will comply with all applicable governmental laws, ordinances, rules and regulations and all policies and procedures established by Caraustar and communicated to Consultant by Caraustar.

(d) Consultant shall make and keep complete and systematic written records of all Services performed, all invoices issued, and all compensation paid, as well as such other records reasonably requested by Caraustar. Consultant hereby agrees to fully observe and comply with Consultant’s record-keeping obligations under all applicable local, state and federal laws and all regulations and orders of any government or governmental agency or department and will provide

Caraustar with copies of such information within fourteen (14) days of receiving a request from Caraustar for said records.

2. Compensation.

(a) In consideration for the Services, Caraustar shall pay Consultant eight thousand one hundred dollars ($8,100.00) per month (the “Base Monthly Rate”). The Base Monthly Rate anticipates that Consultant shall work one week during each calendar month of the then current term of the contract. If Consultant, with the knowledge and approval of the President and CEO, works additional full weeks during any one calendar month, Caraustar shall pay Consultant ratably, which rate shall be calculated by multiplying the Base Monthly Rate by the number of full weeks Consultant actually worked. Caraustar shall pay Consultant from its accounts payable account.

(b) Consultant acknowledges, as an independent contractor that he is fully responsible for his own federal, state and local taxes, and estimated, withholding and employment taxes with respect thereto.

3. Expense Reimbursement. All pre-approved documented expenses incurred by Consultant in performing services for Caraustar pursuant to this Agreement shall be reimbursed in full by Caraustar. Such expenses shall be submitted in a timely manner, but no more than sixty (60) days after such expenses are incurred.

4. Term and Termination. The term of this agreement is one year beginning August 1, 2005 and concluding July 31, 2006 unless extended by mutual agreement. If for any reason Caraustar terminates this agreement for reasons other than Consultant’s breach of provisions herein, Caraustar shall pay Consultant the balance of remaining compensation owed under this Agreement, which shall be calculated by multiplying the Base Monthly Rate by the number of months remaining in the then current term.

(a) Either party may terminate this Agreement for material breach by the other party, if such breach is not cured within thirty (30) days after written notice of the breach is provided.

(b) Unless otherwise expressly specified by Caraustar, following delivery of its notice of termination of this Agreement, Consultant will complete the Services in accordance with their respective terms.

(c) In the event of termination of this Agreement for any reason as provided in this Agreement, or upon the expiration of the term hereof or breach of the Agreement, the following provisions shall apply: (i) Consultant shall return to Caraustar all materials and confidential information of any kind provided by Caraustar and all copies thereof; and (ii) Consultant shall immediately cease using any materials which designate Consultant as a representative of Caraustar, including, but not limited to, business cards, presentation documentation and other marketing materials.

5. Confidentiality. In the performance of this Agreement, Caraustar shall disclose to Consultant confidential information, trade secrets and other proprietary information, including, but not limited to, Caraustar’s products and information concerning operating procedures, pricing, methods of doing business, marketing and research, customer lists and lists of prospective customers or accounts (collectively, the “Information”).

(a) Consultant acknowledges his continuing responsibility with respect to the protection of the Information and agrees:

(i)	to maintain such Information in strictest confidence which obligation arises upon Consultant’s first access to the Information;

(ii)	not to disclose to any person, firm, corporation or entity, directly or indirectly, any Information which has not been disclosed by Caraustar to the public at large;

(iii)	not to copy, publish, or disclose to others, or allow any other party to copy, publish, or disclose to others, any Information without the prior written approval of Caraustar;

(iv)	to return such Information to Caraustar upon the termination of the Agreement for any reason, or at any time upon request;

(v)	such Information is and shall remain the exclusive property of Caraustar and nothing hereunder shall be construed to grant or confer to Consultant any right, title or interest in or to the Information; and

(vi)	Consultant shall not use the Information for any other purpose than in the provision of the Services hereunder.

(b) Consultant acknowledges that certain aspects of Caraustar’s products may be now or may become protected by the copyright and/or patent laws of the United States, and Consultant agrees to protect and not to violate such copyrights and patents.

(c) The obligations of confidentiality with respect to such Information deemed a trade secret under applicable law continue until such information ceases to be a trade secret under applicable law and with respect to all other Information continue for the term of this Agreement and three (3) years thereafter (the “Restricted Period”).

6. Non-Solicitation.

(a) During the Restricted Period, Consultant shall not solicit any customer of Caraustar for the purpose of providing any goods or services competitive with Caraustar’s product and service offerings. The restrictions set forth in this paragraph apply only to customers with whom Consultant has had contact.

(b) During the Restricted Period, Consultant shall not, directly or indirectly, solicit, recruit or induce any employee or independent contractor to (i) terminate his or her employment or independent contractor relationship with Caraustar, or (ii) work for any other person or entity in a manner that conflicts with Caraustar’s interests.

7. Intellectual Property.

(a) All Work Product (defined below) shall be considered “work made for hire” for Caraustar and all Intellectual Property Rights (as defined below) in such Work Product shall be owned exclusively by Caraustar. If any of the Work Product may not, by operation of law, be considered work made for hire by Consultant for Caraustar, or if ownership of all Intellectual Property Rights therein shall not otherwise vest exclusively in Caraustar, Consultant hereby assigns to Caraustar, and upon the future creation thereof automatically assigns to Caraustar, without further consideration, the ownership of all Work Product, including all Intellectual Property Rights therein. For Purposes of this Agreement the term “Intellectual Property Rights” shall mean copyrights, patents, trademarks, trade names, service marks, trade secrets, confidential information, moral rights, and all other proprietary rights.

8. Remedies and Severability. Consultant hereby acknowledges that the recovery of damages by Caraustar may not be an adequate means to redress a breach of Sections 5 6 and 7 of this Agreement, which Consultant acknowledges would cause Caraustar irreparable harm. Specifically, Consultant agrees that Caraustar shall have the right of injunctive relief or specific performance hereof in addition to any other remedies that may be available to it.

9. Employees and Subcontractors. Consultant may not utilize the services of employees or subcontractors in the performance of the Services without the express prior written Agreement of Caraustar. Consultant shall remain responsible for all of responsibilities and obligations in accordance with the terms of this Agreement.

10. Choice of Law and Consent to Jurisdiction and Venue. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the conflict of laws provisions thereof. Consultant agrees that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. Consultant consents to the personal jurisdiction of the courts identified above. Consultant waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

11. Notices. Any notice to be given hereunder by either party to the other shall be in writing and may be effectuated by personal delivery, by mail, or by facsimile as follows:

If to Caraustar: Caraustar Industries, Inc.

	Attention:	Michael J. Keough, President & CEO
	Facsimile:	( )

If to Consultant:	Thomas V. Brown

Facsimile:

12. Miscellaneous. This Agreement encompasses the entire agreement of the parties. Any prior agreement, whether oral or in writing, shall be null and void. This Agreement shall be binding upon and inure to the benefit of Caraustar and its affiliates, successors, and assigns. This Agreement is not assignable by Consultant. This Agreement shall be enforced separately and independently of any other agreement involving the parties hereto. If there is a dispute about the language of this Agreement, the fact that one party drafted the Agreement shall not be used in its interpretation.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

COMPANY: CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
Michael J. Keough President & CEO

CONSULTANT:

/s/ Thomas V. Brown
Thomas V. Brown